Exhibit 99.1

Quintana Energy Services Reports Third Quarter 2019 Results

HOUSTON--(BUSINESS WIRE)--November 6, 2019--Quintana Energy Services Inc. (NYSE: QES) (“QES” or the “Company”) today reported financial and operating results for the third quarter ended September 30, 2019.

Third Quarter Highlights

  Highest quarterly Adjusted EBITDA of 2019
  Began execution of corporate restructuring plan and further realized cost and efficiency improvements
  Free cash flow positive and paid down $2 million of debt

Third Quarter 2019 Financial Results

Third quarter 2019 revenue was $121.1 million, down 3.6% from $125.6 million in the second quarter of 2019. Third quarter 2019 net loss was $47.4 million and Adjusted EBITDA was $8.7 million, compared to a net loss of $11.3 million and Adjusted EBITDA of $5.9 million for the second quarter of 2019, and a net loss of $2.4 million and Adjusted EBITDA of $12.9 million in the third quarter of 2018. See “Non-GAAP Financial Measures” at the end of this release for a discussion of Adjusted EBITDA and its reconciliation to the most directly comparable financial measure calculated and presented in accordance with U.S. generally accepted accounting principles (“GAAP”).

Chris Baker, QES’ President and Chief Executive Officer, stated, “The corporate restructuring plan implemented during the third quarter has gone very smoothly and I'm proud of the progress that our teams have made to date. With rig count still trending down, and completions activity plagued by budget constraints and excess capacity, we have been strategically focused on maximizing the Company’s flexibility, rebalancing our footprint within select geographic markets and improving our ability to weather uncertainty in the market. Our adjusted EBITDA expanded despite reduced revenues, thanks to the hard work of our dedicated employees, and illustrates that we are making solid progress towards our goals.

“Although there are numerous factors driving the market that are outside of our control, such as commodity prices and customer budgets, management has made it a priority to aggressively manage factors that are within our control to best position QES for the challenges ahead,” added Baker. “This means a continuation of the optimization and streamlining of our cost structure, but also by matching this effort with maintaining an asset base and geographic presence that will enable us to fully participate in the eventual market upturn. It also means sustaining our momentum in providing superior execution in the field. We do this by supplying highly-trained personnel along with newer, well-maintained equipment that gives our customers the outstanding quality of service of which they have become accustomed.

“From a consolidated perspective, we do not expect any meaningful improvement in customer activity during the fourth quarter, however, our ongoing asset optimization and evaluation of our cost structure, coupled with our strong balance sheet and considerable liquidity give us some measure of security should weak conditions persist for an extended period of time,” concluded Baker.

Business Segment Results

Directional Drilling

The Directional Drilling segment provides the highly-technical and essential services of guiding horizontal and directional drilling operations for exploration and production (“E&P”) companies. Revenue was $57.1 million in the third quarter of 2019, up approximately 5.0% compared to revenue of $54.4 million in the second quarter of 2019 and up 12.2% from the third quarter of 2018. Third quarter 2019 Adjusted EBITDA was $9.1 million, compared to Adjusted EBITDA of $5.9 million for the second quarter of 2019. The sequential increase in revenue and Adjusted EBITDA was primarily due to higher revenues associated with the demand for premium service tools and lower direct operating expenses driven by lower overall job costs per day during the three months ended September 30, 2019. In the third quarter of 2018, revenue was $50.9 million and Adjusted EBITDA was $6.5 million.

Pressure Pumping

The Pressure Pumping segment primarily provides hydraulic fracturing services to E&P companies in the Mid-Con, Permian Basin and the Rockies. Revenue for the segment increased 13.8% to $27.3 million in the third quarter of 2019, up from $24.0 million in the second quarter of 2019. Third quarter 2019 Adjusted EBITDA was $1.2 million, compared to Adjusted EBITDA of $0.8 million for the second quarter of 2019. The sequential increases in revenue and Adjusted EBITDA were primarily attributable to a 28.2% increase in average revenue per stage to $35,314 for the three months ended September 30, 2019 driven by a shift in job mix, offset by a corresponding 13.6% decrease in stages completed during the third quarter of 2019. Cost structure optimization improvements realized during the third quarter of 2019 continue to positively impact Adjusted EBITDA. In the third quarter of 2018, revenue was $50.0 million and Adjusted EBITDA was $5.8 million.

Pressure Control

The Pressure Control segment consists of coiled tubing, rig-assisted snubbing, nitrogen, fluid pumping and well control services. Revenue for the segment decreased 2.9% to $26.8 million in the third quarter of 2019, down from $27.6 million in the second quarter of 2019. Third quarter 2019 Adjusted EBITDA was $3.7 million, compared to Adjusted EBITDA of $1.6 million for the second quarter of 2019. The small Pressure Control revenue decrease during the third quarter of 2019 was primarily due to a nominal decrease in utilization driven by market conditions. The increase in Adjusted EBITDA was primarily due to a sequential decrease in direct operating expenses driven by results realized from the second quarter cost reduction initiatives during the third quarter of 2019. In the third quarter of 2018, revenue was $31.1 million and Adjusted EBITDA was $4.4 million.

Wireline

The Wireline segment primarily provides cased-hole wireline services to E&P companies. Revenue for the segment decreased 49.5% to $9.9 million in the third quarter of 2019 from $19.6 million in the second quarter of 2019. Third quarter 2019 Adjusted EBITDA was a $2.7 million loss, compared to Adjusted EBITDA of $0.4 million for the second quarter of 2019. The sequential decreases in revenue and Adjusted EBITDA were primarily due to decreased utilization, pricing pressures and fewer revenue days compared to the second quarter of 2019. In the third quarter of 2018, revenue was $18.9 million and Adjusted EBITDA was a $0.7 million loss.

Impairment

Based on the Pressure Pumping and Wireline segments cash flow losses derived from the current macro market pricing and demand headwinds, the Company performed impairment tests during the quarter and for the three months ended September 30, 2019, recorded impairment charges for our Pressure Pumping and Wireline segments of $34.2 million and $2.0 million, respectively.

Corporate Restructuring Program

During the three months ended September 30, 2019, the Company implemented a corporate restructuring program to align its cost structure with the current and anticipated market conditions for U.S. onshore oilfield service providers. The Company recorded a $5.3 million restructuring charge. This charge consisted of $2.2 million of employee-related charges, $0.2 million of lease abandonment charges, $1.6 million for the termination of a supply contract and the write down of $1.3 million of inventory and other costs.

Other Financial Information

General and administrative ("G&A") expense for the third quarter of 2019 decreased to $12.1 million compared to the second quarter's G&A expense of $13.9 million, and decreased by $2.0 million, compared to $14.1 million for the third quarter of 2018. The sequential decrease in G&A expense compared to the second quarter was primarily labor costs in the current quarter. The year over year decrease in G&A expenses was the result of cost savings associated with the continued optimization of our cost structure and lower non-cash stock based compensation expense during the third quarter of 2019.

Capital expenditures totaled $7.6 million during the third quarter of 2019, compared to capital expenditures of $8.9 million in the second quarter of 2019, and $11.9 million in the third quarter of 2018. Capital spending during the third quarter of 2019 was driven primarily by overall maintenance capital expenditures across all segments, compared to the second quarter of 2019 where capital expenditures were driven by Directional Drilling expenditures on motors, Pressure Control expenditures on trailers and overall maintenance capital expenditures.

Third quarter interest expense of $0.9 million was consistent with the second quarter's interest expense, and up from $0.6 million in the third quarter of 2018. The third quarter interest expense increase over prior year period was primarily due to a higher debt outstanding balance during the third quarter of 2019.

The Company’s balance sheet remains a significant strength and a key differentiator versus our peers. QES ended the third quarter of 2019 with a total debt balance of $33.0 million, $14.9 million of cash on hand, and $39.1 million of net availability under its senior secured asset-based revolving credit facility. The Company reduced its debt balance by $2.0 million during the three months ended September 30, 2019.

Share Repurchase Plan

On August 8, 2018, QES' Board of Directors approved a $6.0 million stock repurchase program authorizing the Company to repurchase common stock in the open market. The timing and amount of stock repurchases will depend on market conditions and corporate, regulatory and other relevant considerations. Repurchases may be commenced or suspended at any time without notice. The program does not obligate QES to purchase any particular number of shares of common stock during any period or at all, and the program may be modified or suspended at any time, subject to the Company's insider trading policy, at the Company’s discretion. As of September 30, 2019, 0.7 million shares were repurchased under this program.

Conference Call Information

QES has scheduled a conference call for 9:00 a.m. Central Time (10:00 a.m. Eastern Time) on Thursday, November 7, 2019, to review reported results. You may access the call by telephone at 1-201-389-0867 and asking for the QES 2019 Third Quarter Conference Call. The webcast of the call may also be accessed through the Investor Relations section of the Company’s website at https://ir.quintanaenergyservices.com/ir-calendar. A replay of the call can be accessed on the Company’s website for 90 days and will be available by telephone through November 14, 2019, at (201) 612-7415, access code 13695026#.

About Quintana Energy Services

QES is a growth-oriented provider of diversified oilfield services to leading onshore oil and natural gas exploration and production companies operating in both conventional and unconventional plays in all of the active major basins throughout the U.S. QES’ primary services include: directional drilling, pressure pumping, pressure control and wireline services. The Company offers a complementary suite of products and services to a broad customer base that is supported by in-house manufacturing, repair and maintenance capabilities. More information is available at www.quintanaenergyservices.com.

Forward-Looking Statements and Cautionary Statements

This news release (and any oral statements made regarding the subjects of this release, including on the conference call announced herein) contains certain statements and information that may constitute “forward-looking statements.” All statements, other than statements of historical fact, which address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements. The words “anticipate,” “believe,” “expect,” “plan,” “forecasts,” “will,” “could,” “may,” and similar expressions that convey the uncertainty of future events or outcomes, and the negative thereof, are intended to identify forward-looking statements. Forward-looking statements contained in this news release, which are not generally historical in nature, include those that express a belief, expectation or intention regarding our future activities, plans and goals and our current expectations with respect to, among other things: our operating cash flows, the availability of capital and our liquidity; our future revenue, income and operating performance; our ability to sustain and improve our utilization, revenue and margins; our ability to maintain acceptable pricing for our services; future capital expenditures; our ability to finance equipment, working capital and capital expenditures; our ability to execute our long-term growth strategy; our ability to successfully develop our research and technology capabilities and implement technological developments and enhancements; and the timing and success of strategic initiatives and special projects.

Forward-looking statements are not assurances of future performance and actual results could differ materially from our historical experience and our present expectations or projections. These forward-looking statements are based on management’s current expectations and beliefs, forecasts for our existing operations, experience, expectations and perception of historical trends, current conditions, anticipated future developments and their effect on us, and other factors believed to be appropriate. Although management believes the expectations and assumptions reflected in these forward-looking statements are reasonable as and when made, no assurance can be given that these assumptions are accurate or that any of these expectations will be achieved (in full or at all). Our forward-looking statements involve significant risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. Known material factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, risks associated with the following: a decline in demand for our services, including due to declining commodity prices, overcapacity and other competitive factors affecting our industry; the cyclical nature and volatility of the oil and gas industry, which impacts the level of exploration, production and development activity and spending patterns by E&P companies; a decline in, or substantial volatility of, crude oil and gas commodity prices, which generally leads to decreased spending by our customers and negatively impacts drilling, completion and production activity; and other risks and uncertainties listed in our filings with the U.S. Securities and Exchange Commission, including our Current Reports on Form 8-K that we file from time to time, Quarterly Reports on Form 10-Q and Annual Report on Form 10-K. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise, except as required by law.

Quintana Energy Services Inc. Condensed Consolidated Statements of Operations (in thousands of U.S. dollars and shares, except per share amounts) (Unaudited)

	Three Months Ended
	September 30, 2019	June 30, 2019	September 30, 2018
Revenues:	$121,082	$125,627	$150,897
Costs and expenses:
Direct operating costs	101,737	109,075	126,925
General and administrative	12,056	13,862	14,140
Depreciation and amortization	13,229	13,116	12,033
Gain on disposition of assets	(1,116)	(153)	(629)
Impairment and other charges	41,543	—	—
Operating loss	(46,367)	(10,273)	(1,572)
Non-operating expense:
Interest expense	(898)	(853)	(574)
Loss before income tax	(47,265)	(11,126)	(2,146)
Income tax expense	(164)	(154)	(207)
Net loss	$(47,429)	$(11,280)	$(2,353)
Net loss per common share:
Basic	$(1.41)	$(0.33)	$(0.07)
Diluted	$(1.41)	$(0.33)	$(0.07)
Weighted average common shares outstanding:
Basic	33,533	33,804	33,631
Diluted	33,533	33,804	33,631

Quintana Energy Services Inc. Condensed Consolidated Balance Sheets (in thousands of U.S. dollars, except per share and share amounts) (Unaudited)

	September 30, 2019	December 31, 2018
ASSETS
Current assets:
Cash and cash equivalents	$14,937	$13,804
Accounts receivable, net of allowance of $2,635 and $1,841	85,725	101,620
Unbilled receivables	7,175	13,766
Inventories	23,323	23,464
Prepaid expenses and other current assets	2,866	7,481
Total current assets	134,026	160,135
Property, plant and equipment, net	120,176	153,878
Operating lease right-of-use asset	12,045	—
Intangible assets, net	—	9,019
Other assets	1,248	1,517
Total assets	$267,495	$324,549
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$39,559	$51,568
Accrued liabilities	30,819	37,533
Other current liabilities	7,476	422
Total current liabilities	77,854	89,523
Long-term debt	33,000	29,500
Long-term operating lease liabilities	9,044	—
Long-term finance lease obligations	8,663	3,451
Deferred tax liability	256	130
Other long-term liabilities	10	125
Total liabilities	128,827	122,729
Commitments and contingencies
Shareholders’ equity:
Preferred shares, $0.01 par value, 10,000,000 authorized; none issued and outstanding	—	—
Common shares, $0.01 par value, 150,000,000 authorized; 34,547,463 issued; 33,523,588 outstanding	354	344
Additional paid-in-capital	356,068	349,080
Treasury shares, at cost, 1,023,875 and 232,892 common shares	(4,401)	(1,821)
Accumulated deficit	(213,353)	(145,783)
Total shareholders’ equity	138,668	201,820
Total liabilities and shareholders’ equity	$267,495	$324,549

Quintana Energy Services Inc. Condensed Consolidated Statements of Cash Flows (in thousands of U.S. dollars) (Unaudited)

	Nine Months Ended
	September 30, 2019	September 30, 2018
Cash flows from operating activities:
Net loss	$(67,569)	$(16,574)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	38,785	34,265
Impairment expense	36,215	—
Gain on disposition of assets	(8,069)	(5,256)
Non-cash interest expense	263	944
Loss on debt extinguishment	—	8,594
Provision for doubtful accounts	841	573
Deferred income tax expense	86	134
Stock-based compensation	6,994	15,395
Changes in operating assets and liabilities:
Accounts receivable	15,054	(3,986)
Unbilled receivables	6,591	164
Inventories	140	(3,809)
Prepaid expenses and other current assets	5,042	2,538
Other noncurrent assets	11	(9)
Accounts payable	(9,725)	4,158
Accrued liabilities	(4,824)	(101)
Other long-term liabilities	(116)	(46)
Net cash provided by operating activities	19,719	36,984
Cash flows from investing activities:
Purchases of property, plant and equipment	(29,078)	(53,112)
Proceeds from sale of property, plant and equipment	13,157	6,836
Net cash used in investing activities	(15,921)	(46,276)
Cash flows from financing activities:
Proceeds from revolving debt	7,500	37,000
Payments on revolving debt	(4,000)	(86,071)
Payments on term loans	—	(11,225)
Payments on finance leases	(1,307)	(280)
Payments on financed payables	(2,278)	—
Payment of deferred financing costs	—	(1,564)
Prepayment premiums on early debt extinguishment	—	(1,346)
Payments for treasury shares	(2,580)	(1,271)
Proceeds from new shares issuance, net of underwriting commissions	—	90,542
Costs incurred for stock issuance	—	(3,174)
Net cash provided by financing activities	(2,665)	22,611
Net increase in cash and cash equivalents	1,133	13,319
Cash and cash equivalents beginning of period	13,804	8,751
Cash and cash equivalents end of period	$14,937	$22,070
Supplemental cash flow information
Cash paid for interest	$2,058	$1,608
Income taxes paid	484	90
Supplemental non-cash investing and financing activities
Fixed asset purchases in accounts payable and accrued liabilities	2,148	1,989
Financed payables	426	—
Non-cash capital lease additions	8,873	53
Non-cash payment for property, plant and equipment	—	3,279
Debt conversion of Former Term Loan to equity	—	33,631
Issuance of common shares for members’ equity	—	212,630

Quintana Energy Services Inc. Additional Selected Operating Data (Unaudited)

	Three Months Ended
	September 30, 2019	June 30, 2019	September 30, 2018
Other Operational Data:
Directional Drilling rig days (1) (2)	4,863	4,854	4,874
Average monthly Directional Drilling rigs on revenue (3)	67	71	77
Total hydraulic fracturing stages	700	810	908
Average hydraulic fracturing revenue per stage	$35,314	$27,545	$50,119
(1)	Rig days represent the number of days we are providing services to rigs and are earning revenues during the period, including days that standby revenues are earned.
(2)	Rigs on revenue represents the number of rigs earning revenues during a time period, including days that standby revenues are earned.
(3)	Includes unconventional stages and conventional jobs, the latter are counted as a single stage.

Non-GAAP Financial Measures

Adjusted EBITDA is a supplemental non-GAAP financial measure that is used by management and external users of our financial statements, such as industry analysts, investors, lenders and rating agencies.

Adjusted EBITDA is not a measure of net income or cash flows as determined by GAAP. We define Adjusted EBITDA as net income or (loss) plus income taxes, net interest expense, depreciation and amortization, impairment charges, net (gain) or loss on disposition of assets, stock based compensation, transaction expenses, rebranding expenses, settlement expenses, severance expenses, restructuring expenses, impairment expenses and equipment stand-up expense.

We believe Adjusted EBITDA is useful because it allows us to more effectively evaluate our operating performance and compare the results of our operations from period to period without regard to our financing methods or capital structure. We exclude the items listed above in arriving at Adjusted EBITDA because these amounts can vary substantially from company to company within our industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired. Adjusted EBITDA should not be considered as an alternative to, or more meaningful than, net income as determined in accordance with GAAP, or as an indicator of our operating performance or liquidity. Certain items excluded from Adjusted EBITDA are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historic costs of depreciable assets, none of which are components of Adjusted EBITDA. Our computations of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies.

The following tables present a reconciliation of the non-GAAP financial measures of Adjusted EBITDA to the most directly comparable GAAP financial measure for the periods indicated:

Quintana Energy Services Inc. Reconciliation of Net Loss to Adjusted EBITDA (In thousands of U.S. dollars) (Unaudited)

	Three Months Ended
	September 30, 2019	June 30, 2019	September 30, 2018
Net loss	$(47,429)	$(11,280)	$(2,353)
Income tax expense	164	154	207
Interest expense	898	853	574
Depreciation and amortization expense	13,229	13,116	12,033
Gain on disposition of assets, net	(1,116)	(153)	(629)
Impairment and other charges	41,543	—	—
Non-cash stock based compensation	1,260	2,692	2,569
Rebranding expense	—	—	193
Settlement expense (1)	87	408	133
Severance expense	99	85	74
Equipment and stand-up expense	—	—	97
Adjusted EBITDA	$8,735	$5,875	$12,898

(1) For 2019, represents certain nonrecurring corporate professional fees related to contemplated mergers and acquisitions activities, legal fees for FLSA claims and other non-recurring settlement expenses, of which $0.5 million was recorded in general and administrative expenses. For 2018, represents legal fees for FLSA claims, facility closures and other non-recurring expenses that were recorded in general and administrative expenses.

Quintana Energy Services Inc. Reconciliation of Segment Adjusted EBITDA to Net Loss (In thousands of U.S. dollars) (Unaudited)

	Three Months Ended
	September 30, 2019	June 30, 2019	September 30, 2018
Directional Drilling	$9,103	$5,854	$6,452
Pressure Pumping	1,218	762	5,795
Pressure Control	3,670	1,584	4,421
Wireline	(2,719)	384	(738)
Corporate and Other	(3,983)	(5,894)	(6,098)
Income tax expense	(164)	(154)	(207)
Interest expense	(898)	(853)	(574)
Depreciation and amortization	(13,229)	(13,116)	(12,033)
Gain on disposition of assets, net	1,116	153	629
Impairment and other charges	(41,543)	—	—
Net loss	$(47,429)	$(11,280)	$(2,353)

Quintana Energy Services Inc. Segment Adjusted EBITDA Margin (In thousands of U.S. dollars, except percentages) (Unaudited)

	Three Months Ended
	September 30, 2019	June 30, 2019	September 30, 2018
Segment Adjusted EBITDA Margin(1)
Directional Drilling
Adjusted EBITDA	$9,103	$5,854	$6,452
Revenue	57,056	54,380	50,919
Adjusted EBITDA Margin Percentage	16.0	10.8	12.7
Pressure Pumping
Adjusted EBITDA	1,218	762	5,795
Revenue	27,312	24,038	49,987
Adjusted EBITDA Margin Percentage	4.5	3.2	11.6
Pressure Control
Adjusted EBITDA	3,670	1,584	4,421
Revenue	26,838	27,646	31,138
Adjusted EBITDA Margin Percentage	13.7	5.7	14.2
Wireline
Adjusted EBITDA	(2,719)	384	(738)
Revenue	9,876	19,563	18,853
Adjusted EBITDA Margin Percentage	(27.5)	2.0	(3.9)
(1)

Segment Adjusted EBITDA Margin is defined as the quotient of Segment Adjusted EBITDA and total segment revenue. Segment Adjusted EBITDA is net income (loss) plus income taxes, net interest expense, depreciation and amortization, net (gain) loss on disposition of assets, stock based compensation, transaction expenses, rebranding expenses, settlement expenses, severance expenses, restructuring expenses, impairment expenses and equipment stand-up expense.

Contacts

Quintana Energy Services
Keefer M. Lehner, EVP & CFO
832-518-4094
IR@qesinc.com

Dennard Lascar Investor Relations
Ken Dennard / Natalie Hairston
713-529-6600
QES@dennardlascar.com